Exhibit 14

Teradata Corporation’s Values and Code of Conduct

Table of Contents

Introduction and Frequently Asked Questions	3
Integrity is a Top Priority at Teradata	6
A Message from Mike Koehler	6
A Message from Jim Ringler	7
Our Values and Behavioral Qualities	8
Our Code of Conduct	12
Ethics and Compliance Resources	37
Index	46

Introduction and Frequently Asked Teradata Corporation’s

What is this document?

This document sets out the Teradata Values and Code of Conduct, as well as related information. It is published by the Teradata Ethics & Compliance Office and is a part of the Teradata global ethics, compliance, and corporate integrity initiative. It should be read by, and applies to, all Teradata people throughout the world. We also publish other documents, communications, and training materials regarding our Values and Code, but this full-text version is the record of reference for our Values and Code of Conduct.

This document has five parts:

1.	Introduction and Frequently Asked Questions – describes and answers questions about what this document covers, who should read and follow it, and how to report violations and raise ethics and compliance questions.

2.	Integrity at Teradata – messages reinforcing tone at the top regarding ethics, compliance, and integrity at Teradata from the Teradata President and CEO and the Chairman of the Teradata Board of Directors.

3.	Values – a statement of guiding principles adopted by Teradata, as well as resulting key Behavioral Qualities to which all Teradata people should aspire; these Values and Behavioral Qualities apply to all Teradata people globally in all of their Teradata-related words, acts, and decisions.

4.	Code of Conduct – how Teradata people throughout the world are required to behave with respect to particular key ethics and compliance subject areas.

5.	Ethics & Compliance Resources – detailed reporting and contact information, useful web sites, other related ethics and compliance resources, questions and answers, scenarios and guidance, Red-Flags (warning signs) of heightened risk for violations, and an index.

What is a Valuesstatement?

The Teradata Values are broad core principles that are to guide all Teradata people and teams in all of their Teradata-related acts, decisions, and words. These high-level Values, and the actionable Behavioral Qualities that arise from them, foster behavior and a company culture that not only comply with legal and ethical standards, but additionally help Teradata achieve its other business objectives and aspirations. Where our Code of Conduct or a Policy does not address a particular issue, Teradata people should use our Values and Behavioral Qualities for directional guidance in determining the right thing to do.

What is a Code of Conduct?

The Teradata Code of Conduct is a summary of the minimum standards of conduct required of all Teradata people and teams. Many of these standards of conduct are required for Teradata and Teradata people to comply with legal and ethical duties, while others are required to establish clear and consistent rules for how Teradata people and teams must deal with and apply our Values and Behavioral Qualities to particular subject areas.

The Code references various Teradata Policies. These Policies establish, at an even more detailed level than the Code, how Teradata people and teams are required to deal with particular issues. Our Code, therefore, serves as a condensed summary of standards that result from the application of key compliance-related Teradata Policies. The Code of Conduct also includes more information about how suspected Code and Policy violations are to be reported and handled, about safeguards Teradata implements to protect people who report suspected violations in good faith, and about how Teradata fosters a corporate culture where Teradata people ask questions and get clear answers before they act if they have any doubt about whether doing something might be a violation of the law, our Code, or our Policies.

How do our Values, Behavioral Qualities, Code of Conduct, and Policies impact one another?

The Teradata Values, Behavioral Qualities, Code, and Policies are intended to support and be consistent with one another. They do, however, reflect differing levels of breadth and details. Teradata people should be able to apply and comply with all of them at the same time. However, if a Teradata person feels that there is an inconsistency among them when applied to a particular situation, then he/she should ask for guidance from one of the people identified as a resource in this document, and get direction before acting.

Who needs to comply with our Code?

The Teradata Values, Behavioral Qualities, Code, and Policies apply to all Teradata associates throughout the world. All Teradata people and teams are required to comply with our Code and our Policies. Teradata business partners also are expected to comply with the standards of conduct set out in them with respect to all of their Teradata-related activities. Compliance with those standards by business partners is required by having the Teradata business partner (a) pledge in writing to comply with them, (b) represent that it has adopted no less stringent and comprehensive standards of conduct than those adopted by Teradata, and/or (c) make contractual commitments to Teradata regarding the standards of conduct it will apply in its dealings with, on behalf of, or regarding Teradata. Teradata subsidiaries, affiliates, business organizations, operations, and teams also may adopt and apply supplemental values statements, behavioral expectations, standards of conduct, policies, procedures, practices, and other requirements (for example, to meet additional local in-country legal requirements, or to be aligned with and address issues relevant to their particular functional responsibilities). However, in all events, those supplemental standards and requirements must be at least as stringent as the Teradata enterprise-wide ones and must not reduce the Teradata enterprise-wide encouragement of, and Policy requiring non-retaliation in response to, good faith reporting of suspected Code and Policy violations.

Who is included within the terms defined in this document?

For purposes of this document: “Teradata” includes Teradata Corporation and all of its subsidiaries, affiliates, business organizations, teams, and operations throughout the world; Teradata “associates” includes every Teradata employee, independent contractor, subcontractor, temporary employee, agent, representative, officer, and Board member; Teradata “business partners” includes every Teradata supplier, vendor, reseller, distributor, alliance partner, service provider, and other third party with whom Teradata conducts, or proposes to conduct, business; and, Teradata “people” includes collectively all Teradata “associates” and all Teradata “business partners” throughout the world.

Who can receive a copy of this document?

This document is not confidential. Distribution of it to and by Teradata people is encouraged. Teradata does, however, retain the copyright to this document and its contents.

Who can I contact to report a violation of, or ask a question about, our Code of Conduct?

CAPTION Todd Carver, Chief Ethics & Compliance Officer, Teradata

To report a suspected violation of the law, our Code, or our Policies, or to ask a question or get more information about the topics covered by this document or about the Teradata ethics and compliance program, please contact: Todd Carver, Chief Ethics & Compliance Officer for Teradata Corporation, at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342; telephone – 937-242- 4718; email – todd.carver@teradata.com. This document also identifies several additional ways that suspected violations may be reported and that ethics and compliance-related issues, concerns, and questions may be raised. It also includes additional contact information for other Teradata people who may be helpful in addressing ethics and compliance issues. In all events, ethics and compliance reports may be made and questions may be raised through the Teradata Ethics Helpline. The Teradata Ethics Helpline is an always-available multiple-language ethics and compliance reporting and question-raising resource which can handle anonymous and confidential violation reports. It can be reached toll free by telephone at 866-455-0993 (outside of the United States, call toll free through AT&T Direct) or via the Internet at www.integrity-helpline.com/tdhelp.jsp.

Contact the Teradata Ethics Helpline at 866-455-0993 or visit www.integrity-helpline.com/tdhelp.jsp to report a violation or raise an ethical issue.

Integrity is a Top Priority at Teradata

A message from our President and CEO, Mike Koehler

Integrity is the top priority at Teradata and is the first principle set out in our Values statement. We cannot be successful without integrity no matter how well we achieve our other Values and our business objectives. Integrity is my own top individual priority, and it must be every Teradata person’s top individual priority.

Integrity includes running a clean shop and following the rules and the law, but it goes far beyond that. It means that, at Teradata, we do the right thing – always. It means that every Teradata person reads, understands, and agrees to comply with our Code of Conduct. If we are uncertain whether an action will comply with our Code, then we ask someone who knows or who can get the answer, and we get a clear answer before we act. If a Teradata person violates our Code, then we report it, and we hold them accountable – particularly if he/she knew it was a violation or if he/she should have asked if it was a violation but didn’t. It means that integrity and accountability are principles that we apply in everything we do.

To help foster and achieve our commitment to integrity at Teradata, we have declared our Values, Behavioral Qualities, and Code of Conduct, and we have communicated them throughout the company. Each of us must be true to them in everything we do in connection with our business – whether or not others are watching. Guided by these principles and standards, Teradata people can, and are expected to, do the right thing in the right way at all times.

As Teradata people read this document, I ask that you reflect on how you can better apply our Values and Behavioral Qualities individually and on your teams, and I ask that you join me in making a personal pledge and commitment to them, to setting good examples of applying them, and to complying with our Code in everything you do connected with Teradata. In addition to declaring and communicating our standards of conduct, we have established an Ethics and Compliance (E&C) program, which we have challenged to be among the best and most effective in the world. The kind of principled thinking and principled behavior embodied in our Values, Behavioral Qualities, Code, and Policies must be embraced, encouraged, and routinely reinforced by management employees and team leaders throughout our company and with all of our business partners so that application of them is automatic, universal, and embedded into the fabric of Teradata culture. We all must walk the talk when it comes to integrity, ethics, and compliance. All Teradata managers and team leaders have responsibilities to see that this happens and to set the right tone when it comes to integrity, ethics, and compliance.

Acting with integrity and meeting our ethics and compliance obligations are the most important things we do at Teradata. Together, let’s make sure that integrity continues to be the foundation for who we are at Teradata. And, remember: do the right thing – always.

Mike Koehler,

President and Chief Executive Officer,

Teradata Corporation

A message from our Chairman, Jim Ringler

In addition to endorsing and echoing Mike Koehler’s comments about integrity, I want you to know that integrity is the top priority for the Teradata Board of Directors, as well. We, too, are committed to the Teradata Values and Behavioral Qualities, to complying with the Teradata Code of Conduct, and to holding Teradata Board members, officers, and senior managers accountable for applying those Values, exhibiting our Behavioral Qualities, complying with the Teradata Code and Policies, and setting the right examples and tone for the entire Teradata enterprise regarding ethics, compliance, and integrity. But, no matter how committed to integrity the Board, the President and CEO, the officers, and the senior managers of Teradata are, we understand that being a company of true integrity can be achieved only through the personal commitment and conduct of every Teradata person. We need, and are counting on, you to help achieve this top priority. Together, let’s continue to make Teradata a wildly successful business, but let’s do it the right way, by doing the right thing – always.

Jim Ringler,

Chairman of the Board,

Teradata Corporation

“Acting with integrity and meeting our ethics and compliance obligations are the most important things we do at Teradata.” – Mike Koehler, President and Chief Executive Officer, Teradata Corporation

Our Values and Behavioral Qualities

What are the Teradata Values?

The Teradata Values reflect our globally shared high-level guiding principles. They serve as the basis for the overall direction of the company and as evaluation criteria for the company and its management team, not merely with respect to ethics and compliance, but with respect to developing and running the entire business, and with respect to establishing and maintaining the culture of our company. They are to be embedded in and underlie everything we do and aspire to be at Teradata. Our Values are:

INTEGRITY – At Teradata, we do the right thing – always.

PEOPLE FOCUS – We believe our employees distinguish us.

OPEN, TRUST-BASED ENVIRONMENT – We strive to create an environment of openness and trust.

CUSTOMER DEDICATION – We are passionate about our customers.

ACCOUNTABILITY – We demonstrate responsibility in all aspects of our business endeavors.

INNOVATION – We foster an environment of continuous innovation to deliver greater value to our customers.

Our Behavioral Qualities arise from our Values and help translate the directional guidance provided by our Values into a list of actionable characteristics that we seek from our associates, teams, and business partners. They reflect the types of behaviors that we stand for, strive for, and expect of everyone at Teradata. They apply not merely with respect to ethics and compliance matters, but with respect to everything we do.

What Behavioral Qualities do we strive for?

Our Behavioral Qualities are:

Trust

Excellence

Respect

Achievement

Dedication

Accountability

Teamwork

Attitude

At Teradata, we are committed to applying our Values and exemplifying our Behavioral Qualities in all of our decisions, words, and conduct.

How do we apply our Values and Behavioral Qualities?

Trust

Integrity, honesty, credibility, reliability, and reputation are the foundations of who we are at Teradata. They are essential to our success. We must earn the trust and confidence of customers, prospects, investors, analysts, employees, associates, Board members, suppliers, business partners, governments, and the communities in which we operate, and we must re-earn that trust every day. We always do the right thing, the right way, for the right reasons. We trust, but we verify. We embrace others verifying their trust in us. We keep confidences that have been entrusted to us, and we keep entrusted private information private. We avoid conflicts of interest. We protect assets entrusted to us. We seek trusted long-term relationships with our customers and other stakeholders. We comply with laws, regulations, rules, and Policies. We deal with potential issues and problems by communicating about them, asking questions, getting answers, and escalating them – not by hiding them. We walk the talk, and do what we say we will do. Trust and integrity are critical to the Teradata name, brand, and reputation.

Excellence

We are the best and smartest people and company in our fields. We provide the best, smartest, and most innovative technologies to the best, smartest, and most innovative customers in the world. We set the standards in our fields. We not only meet requirements and expectations, but we consistently exceed them. We are innovation leaders. We develop and deliver the highest quality and most reliable products and services in our fields. We partner with the best, smartest, and most innovative companies. We are passionate visionaries. We are the go-to experts in our fields. We are unsurpassed and beyond comparison in our fields.

Respect

We embrace diversity of people, cultures, races, religions, genders, orientations, and points of view. We are amiable and approachable. We communicate openly and candidly. We are fair, decent, thoughtful, deliberate, responsive, and courteous. We treat others with respect and dignity. We respect and help conserve and sustain the environment and natural resources. We are good citizens, as individuals and as a company. We are a respected competitor. We don’t tolerate workplace harassment, discrimination, racism, sexism, pornography, retaliation for raising legitimately questioned issues, violence, criminal conduct, or threats of violence. We care.

Achievement

We win. We meet or beat our commitments and exceed expectations. We execute our plans. We set high goals and objectives, and then we stretch and strive to achieve and exceed them. We recognize, reward, and celebrate accomplishments. We encourage continuous personal and organizational improvement and development. We are leaders. We help our colleagues, customers, and business partners achieve great results. We are driven and dedicated to be the best in our fields and remain the best and most innovative in our fields.

Dedication

We are passionate about making our customers successful. We’re ready, willing, and able to get the job done, done right, and done on time. We work hard. We work smart. We’re focused. We’re seasoned experts. We’re determined, dependable, creative, and tenacious problem-solvers. We act with energy and urgency. We’re proactive, disciplined, and efficient. We compete zealously, but fairly, to win every time. We’re nimble and responsive. We’re recognized as the people and the company to be relied upon to get things done. We take responsibility for addressing issues. We respect and care about our company, our colleagues, our business partners, our customers, our communities, our natural resources, and our environment.

Accountability

We run a clean shop. We follow laws, rules, our Code of Conduct, and Policies. We do things by the book. We verify, audit, measure, and certify. We implement controls, procedures, safeguards, and continuity, sustainability, and contingency plans. We are transparent and candid. We reward and create incentives for achievement of business results, as well as for doing things in ways that are consistent with our Values and Behavioral Qualities, and in compliance with our Code of Conduct and Policies. We take disciplinary actions against those who knowingly break the rules. We learn from honest mistakes, take measures to fix them, and take actions to avoid repeating them. We not only deliver the right results, but we deliver them in the right way. We know, understand, and keep up to date on the laws, rules, and Policies that apply to us. If we don’t understand a law, rule, or Policy, we ask someone who does before we act. We proactively get and give effective training and communications about what the laws, rules, Policies, and expectations are, and how they should be applied. We are thrifty and efficient. We set realistic budgets, and we strive to meet or beat them. We’re objective. We make decisions based on facts and merit.

Teamwork

It’s not enough for each of us individually to be the best, smartest, and most innovative at what we do. To truly succeed and achieve results beyond the sum of our individual contributions, we must collaborate, communicate, and work effectively as a team. We all are in business together. Teamwork goes beyond associates collaborating and communicating. It also involves teamwork with our customers, our business partners, and the communities in which we operate. We understand that without teamwork, we can’t accomplish our other Values and Behavioral Qualities. We’re easy to do business with. We’re hard on problems, but respectful of the people involved. We’re cooperative. We’re focused and aligned. We listen to the input of others. We team to beat the competition. We team to deliver the best and most innovative results for our customers. We recognize that every stakeholder is a member of the team and contributes to accomplishing our results.

Attitude

We achieve our Values and exemplify our Behavioral Qualities with flair and in a way that conveys that we’re smart, confident, innovative, can-do winners. We not only always do the right thing, but we’re well known and respected for doing so. We are inspirational, amiable, accessible, approachable, respectful, proactive, determined, energetic, dynamic, passionate, experienced, balanced, and fair. We’re committed to making Teradata successful, our customers successful, and our communities better. We have an attitude of embracing challenges and diversity, and of seeing them as opportunities. We are admired people and an admired company. We embrace the view that the best need to keep getting better. We smile and have some fun. We work hard and play hard, but we always do so in ways that are consistent with our Values, Behavioral Qualities, and Code. We are serious, disciplined, and poised when dealing with challenges and problems.

To our associates and teams

We encourage you to think about and discuss what our Values and Behavioral Qualities mean to you, how you already apply them, and what you can do to apply them more effectively in the future. We also ask that you reflect on our Values and Behavioral Qualities as you read our Code of Conduct. Performance assessments of all Teradata associates, teams, and business partners should include evaluation of whether our Values, Behavioral Qualities, Code, and Policies have been applied and followed.

“At Teradata, we do the right thing – always.” – Mike Koehler, President and Chief Executive Officer, Teradata Corporation

Our Code of Conduct

What are our Code of Conduct Commitments?

Our Code of Conduct Commitments are:

1.	We conduct business ethically and in compliance with our Code of Conduct and Policies.

2.	We seek guidance and report concerns and violations.

3.	We respect others.

4.	We comply with laws.

5.	We compete fairly.

6.	We avoid conflicts of interest.

7.	We protect assets.

8.	We protect data.

9.	We keep accurate records.

10.	We apply our Code of Conduct and Policies consistently.

11.	We do the right thing – always.

What do these commitments mean?

1. We conduct business ethically and in compliance with our Code of Conduct and Policies.

Teradata is passionate about its business and customers. We are committed to conducting business with the highest standards of integrity, trust, respect, and accountability. Our commitment to integrity is expressed in our Values and Behavioral Qualities, which guide how we conduct our business with our customers, business partners, and one another, and how we interact with the communities in which we operate.

Teradata delivers on making smart companies smarter. That is our mission and is a big part of what our Raising Intelligence tag line is intended to communicate. Personal and corporate integrity are the foundations of our mission and of everything we do. Integrity demands that each of us, regardless of position, shows our commitment to ethics not just in words, but also in our decisions and actions.

Our Code of Conduct sets the standards for how we conduct Teradata business. The principles set out here apply to all of us: employees at all levels, other associates, contractors, officers, directors, agents, consultants, suppliers, distributors, and other business partners. When conducting Teradata business, we all must follow the principles of our Code and apply our Values and Behavioral Qualities. Violations of our Code are taken seriously and will result in disciplinary action, which may include termination of employment for Teradata employees and termination of Teradata relationships with non-employees/business-partners who violate them. In addition, we recognize and reward exemplary implementations of our Values, Behavioral Qualities, and Code.

Our Code, Values, Behavioral Qualities, and Policies serve merely as guides to ethical conduct. They cannot cover with specificity every possible situation or every question you might face. If, after looking at them, you are unsure about what is the right thing to do, then you should ask, and get an answer before you act.

Teradata associates who supervise others have heightened duties to show, through their words, decisions, and actions, their personal commitment to the highest standards of integrity. In particular, Teradata managers must:

•	Ensure that associates on their teams and the business partners with which they interact understand our Values, Behavioral Qualities, Code of Conduct, and relevant Policies.

•

Consider whether associates on their teams follow our Code and exemplify the Teradata Values and Behavioral Qualities before promoting them to positions of greater responsibility, as well as recognize and reward those associates who set the best examples of how we want them to be applied.

•	Consider whether business partners embrace and act consistently with our Code before conducting Teradata business with them and in decisions to continue conducting business with them.

•

Help create an environment that promotes compliance; encourages associates and business partners to raise ethics, compliance, and Policy questions and concerns; and prohibits retribution against those who raise them in good faith.

•	Inform the Teradata Ethics & Compliance Office of all suspected violations of our Code that are observed by or reported to the manager.

Managers who either knew or should have known about violations of our Code within their areas of responsibility and failed to address and report them may be subject to discipline. Teradata managers not only have a duty to follow our Values, Behavioral Qualities, Code and Policies, but also are responsible for helping see that they are understood and applied effectively throughout Teradata, and for helping set a tone throughout the company that integrity is a top priority.

2. We seek guidance and report concerns and violations.

All of us, regardless of our positions and irrespective of our other business objectives, at all times must comply with legal and ethical standards. Violations of our Code are serious and can cause great harm to our reputation. You may face an ethical dilemma where the best and proper course of action is unclear. When you encounter such a dilemma, you should seek guidance before you act. If you become aware of conduct which you, in good faith, think may be a violation of our Code, of our Policies, or of the law, then you have a duty to bring it to the attention of one of the following:

•	Your manager

•	Your manager’s manager

•	Your Teradata human resources representative

•	A member of the Teradata subject matter expert team for the area at issue (for example, Corporate Security for suspected theft issues, or Internal Audit for suspected financial irregularities)

•	The Teradata Law Department

•	The Teradata Ethics & Compliance Office (by email at et230068@teradata.com or by calling Teradata’s Chief Ethics & Compliance Officer, Todd Carver, at 937-242-4718)

•

The Teradata Ethics Helpline, which can be reached by telephone at 866-455-0993 or at www.integrity-helpline.com/tdhelp.jsp. The Teradata Ethics Helpline telephone number is printed on all Teradata associate identification badges – so that it is readily available to you at all times.

If you feel pressure to compromise our Values, Behavioral Qualities, Code, or Policies, then you need not stand alone. You should bring the situation to the company’s attention so that we can address it appropriately. Even if you do not have proof, but have a question or a good faith concern, you should report it.

You are encouraged to identify yourself when contacting these compliance resources so that Teradata can thoroughly investigate the issue you are raising. In certain countries other than the United States, local laws may require that you identify yourself when reporting certain types of alleged violations by an individual (for example, some local laws may require that if a person is going to accuse another individual of criminal conduct, then for the report to be effective and credible, the reporting person must identify himself/herself so that the matter can be investigated further and so that knowingly false accusations may be dealt with); the Teradata Ethics & Compliance Office or the Teradata Ethics Helpline will let you know if such applies to a report you wish to make when you make it. However, if you are reporting an issue related to Teradata accounting, internal controls, auditing matters, bribery, banking, or other financial irregularities, you may, in virtually all events, report them anonymously through the Teradata Ethics Helpline, or you may report them confidentially directly to the Teradata Ethics & Compliance Office. If you believe that reports through those channels have been ineffective, then you may report them directly to the Audit Committee of the Teradata Board of Directors by sending written communications to the Corporate Secretary at Teradata world headquarters: Audit Committee of the Board of Directors, Teradata Corporation, Attention: Corporate Secretary, 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342.

Teradata will make no effort to discover the identity of an associate or other person who has decided to make a good-faith report anonymously. Teradata also will take steps to the fullest extent permitted by applicable laws to preserve the anonymity of an associate or other party who has identified himself/herself in making a good faith report to the Teradata Ethics & Compliance Office, but who has asked that his/her name not be disclosed to people other than those who need to know it to conduct the investigation and the analysis of the reported issue, or to take actions regarding the reported issue.

To help assure that Teradata associates understand our Code of Conduct and how to make reports and raise questions regarding ethics and compliance issues, Teradata requires that all newly-hired associates read our Code, receive training regarding our Code, and certify that they understand our Code and how to make reports and raise questions regarding ethics and compliance issues. We also require that all associates repeat this training and certification process annually. We also have procedures in place to assure that our business partners understand and comply with our standards of conduct. In addition, we provide Ethics Guides about particular topics and other training and communications regarding ethics and compliance. Information concerning these is available to all associates through our internal employee web site, from your human resources representative, or the Ethics & Compliance Office.

Handling Reports

All reports of misconduct will be analyzed and investigated, and appropriate actions will be taken whenever violations are found. Appropriate actions include imposing disciplinary actions against those who commit violations, as well as dealing with applicable authorities regarding the violation and implementing measures to help avoid or reduce the prospects of recurrence. If an investigation is initiated, you have an obligation to answer all questions truthfully and cooperate completely with the investigation. Telling lies during an investigation, or concealing or covering-up an ethical or legal violation, is itself a serious violation of our Code and will result in disciplinary action against the violator. When making a report of a suspected violation, please provide as many objective facts as possible. Facts, data, and details are far more useful, important, and actionable than unsupported opinions, suspicions, and rumors. In conducting investigations and deciding on what actions are appropriate when Code violations are found, Teradata will comply with applicable laws, apply our Values, Behavioral Qualities, Code, and Policies during the process, and base decisions on validated facts and the objective merits of the analysis – not on unsupported opinions, rumors, or innuendo, and not based on the reporting or reported peoples’ positions, friendships, or other personal relationships. We are not out to get anyone for the sake of getting someone or making someone a scapegoat; rather, we simply need to, and we will, run a clean shop and conduct business in ways that are consistent with our Values, Behavioral Qualities, Code, and Policies. We have designed our Code and the processes associated with it to comply with various legal, compliance, and Board of Directors’ requirements, including that such a program be in place, that the program be real rather than mere words on paper, and that the program be objectively measured and evaluated regularly.

In addition to having written ethics and compliance Policies, an Ethics & Compliance Office, and a Chief Ethics & Compliance Officer who is a member of the company’s executive leadership team, we have an Ethics & Compliance Committee that is comprised of senior leaders of the company and that reviews and makes key decisions regarding ethics and compliance issues at Teradata. The Teradata Ethics & Compliance Program is reviewed regularly with the Audit Committee of the Teradata Board of Directors, and the Chief Ethics & Compliance Officer has regular ‘private sessions’ with the Audit Committee to report, discuss, and review the Teradata Ethics & Compliance Program and any issues or concerns he may have without anyone else who is an officer or employee of Teradata being present.

Non-Retaliation

You should feel free to report in good faith any suspected violation of the law, our Code, or our Policies without fear of your employment or other business relationship with Teradata being adversely affected because you have done so. Teradata strictly prohibits any form of retaliation or retribution against you for asking questions or voicing concerns, as long as you do so in good faith. This prohibition is set out in written Teradata Policies. Good faith does not mean that you have to be right, but it does mean that you are providing all of the relevant information that you have and that you believe it to be truthful. Bad faith is when someone provides information that he/she knows is false, or false information that he/she intends to have used to seek retaliation or revenge against someone else, or to be used for an illegal purpose. We will not tolerate any retaliation against you for bringing information forward in good faith or for cooperating in good faith with an investigation. At the same time, we will not tolerate our ethics and compliance reporting, investigation, and enforcement processes being compromised or used against you through false information submitted in bad faith.

3. We respect others.

Having an “open, trust-based environment” is one of our core Values, and “respect” is one of the key Behavioral Qualities we strive for. These must be applied in everything we do. We seek to provide a work environment that fosters respect for all associates, customers, and business partners, and that reflects the diversity of the communities in which we operate.

Non-Discrimination

We value the diversity of our associates and do not permit illegal discrimination in any employment-related decisions or business partner selection decisions. Employment and business partnering decisions, such as hiring, selection, performance appraisals, and promotions, are based on merit and without any adverse consideration of race, color, religion, national origin, gender, age, disability, sexual orientation, gender identity/expression, marital status, or any other unlawful factor.

If you experience discrimination, or if you become aware of discrimination, you must report it immediately. We strictly prohibit retaliation against any associate for making a good faith report of discrimination.

Non-Harassment

Respect for one another demands a work environment that is free from all forms of illegal harassment. Harassment is any form of inappropriate or illegal conduct towards another person that creates an intimidating, hostile, or offensive work environment. Sexual harassment involves unwelcome sexual advances, requests for sexual favors, or other physical or verbal conduct of a sexual nature. All forms of harassment can interfere with an individual’s work performance or adversely affect an individual’s employment opportunities.

Teradata does not tolerate harassment regardless of whether you are on company premises or engaged in off-site functions or outside-of-business-hours activities with Teradata associates or Teradata business partners, such as holiday parties, team-building events, business conferences, and business travel. Harassment is grounds for immediate dismissal, and it can subject both you and the company to severe legal penalties.

If you experience harassment, or if you become aware of a harassment situation, you must report it immediately. We strictly prohibit retaliation against any associate for making a good faith report of harassment.

Workplace Misconduct

Teradata is committed to having an “open, trust-based environment” as set out in our Values. To further this principle, Teradata is committed to having a drug-free workplace. Associates and business partner associates must be free from the influence of illegal drugs while on Teradata or a customer’s premises and when conducting Teradata-related business. The use, possession, distribution, or sale of illegal drugs while on the company’s or a customer’s premises, or while conducting Teradata business is strictly prohibited. Except as permitted by Teradata Policies (such as for management-approved company-sponsored receptions, dinners, and events), alcoholic beverages should not be consumed on Teradata premises, and associates should never drive automobiles to, from, or during company business activities or company-sponsored events while they are impaired due to the influence of alcohol or drugs. We have associate support programs in place to assist our associates who are dealing with drug or alcohol abuse/addictions. We encourage and foster our associates to constructively address such issues, but violations of our drug and alcohol abuse Code and Policy provisions in connection with Teradata work environments will not be tolerated.

Teradata will not tolerate acts or threats of violence on Teradata or a customer’s premises or among associates or business partners during non-business hours. We all must treat one another with respect and courtesy. To further this standard of conduct, you must report all instances of actual or threatened workplace or business-related violence immediately.

Environmental, Health, and Safety Compliance

Teradata strives to provide each associate and business partner on our premises with a safe and healthful work environment. Safety comes first. We conduct no activity without taking all proper health, safety, and environmental protection precautions.

Teradata follows all applicable environmental, health, and safety (EH&S) laws, rules, and regulations in the communities where we conduct business. We have an EH&S handbook, EH&S Policies, EH&S standard operating procedures, mandatory EH&S reporting requirements, and mandatory EH&S training for all associates. Information concerning these is available to all associates through our internal employee web site. We also have proactive environmental sustainability and other related corporate social responsibility initiatives. Information about our sustainability and corporate social responsibility initiatives is available to anyone through our external web site (www.teradata.com) under ‘Corporate Social Responsibility.’ If you have questions about a particular EH&S law, regulation, Policy, or standard operating procedure, or about our environmental sustainability or corporate social responsibility initiatives, then please ask.

If you become aware of an unsafe condition or a possible violation of EH&S laws, regulations, Policies, or standard operating procedures, then you should immediately report it to your manager, the facility manager, the Law Department, or the Ethics & Compliance Office.

4. We comply with laws.

Teradata has earned its reputation as a smart, innovative, customer-dedicated company through the hard work and focus of all Teradata people. To safeguard that reputation, we all must deal fairly with our customers, business partners, competitors, and one another. We must obey the laws of the communities in which we operate, and we must respect the customs and traditions of those communities. At the same time, we will not engage in any conduct which, even if legal, customary, and accepted in those communities, violates our Code or Policies. We will not take advantage of anyone through misrepresenting facts, manipulation, fraud, violating others’ legal rights to their confidential information, or any other practice that is intended to give us an illegal or improper advantage.

Foreign Corrupt Practices Act and Government-Related Dealings

As a company publicly traded on the New York Stock Exchange in the United States, Teradata Corporation and all of its subsidiaries, affiliates, organizations, and people anywhere in the world are subject to the United States Foreign Corrupt Practices Act (FCPA) and other anti-corruption and anti-bribery laws and Policies. Under these laws and Policies, no Teradata person or representative of a Teradata person may offer, give, solicit, or receive any form of bribe or kickback. This principle applies to all Teradata associates worldwide and to all Teradata representatives and business partners worldwide, regardless of location, and regardless of whether they do so in their own names or through others.

A bribe is any money or favor used to influence the judgment or conduct of an official or to ensure a particular outcome or action by or from an official. A bribe does not have to be cash; a bribe also can be inappropriate entertainment or paying an inflated price to purchase an official’s property or services (or that of an official’s family or friends). A kickback is the return of a sum already paid or due to be paid as part of a contract as a reward for an official (or his/her family or friend) making or fostering business arrangements.

Both direct and indirect bribes and kickbacks of any kind are prohibited at Teradata. We cannot hire or otherwise arrange for a third party to do on our behalf something that we cannot do ourselves. Teradata could be liable for such payments even if we did not know, but we should have known, that the payment would be going to an official (or his/her family or friend). Teradata also can be held liable for the mere offer of a bribe or kickback or the mere failure to report the solicitation of a bribe or kickback. Consequences for violations of the FCPA and other anticorruption and anti-bribery laws are severe, including fines to both the individuals making/receiving the payments and the company, and jail time for individuals. While the FCPA specifically applies to dealings with non-U.S. governmental officials, through other laws and

Teradata Policies the same anti-bribery, anti-kickback, and anti-corruption principles of the FCPA apply to U.S. dealings and to dealings with non-governmental customers and business partners.

Some businesses are owned in whole or in part by a governmental entity and, as a result, the directors, managers, employees, contractors, and other representatives of those businesses may be considered government officials under the FCPA and other laws. In these situations, ordinary and reasonable business entertainment or gifts typically are allowed when they are customary and legal in the applicable community, provided that they comply with Teradata Policies and the threshold amounts set forth in them, and are accurately documented and expressly approved in advance and in writing. Incurring reasonable good-faith expenses, such as those for an official (but not his/her family or friends) for travel and lodging directly related to and predominantly for the promotion of Teradata products or services (but not for personal vacations or personal sight-seeing or personal travel), are acceptable as long as they comply with Teradata Policies and the threshold amounts, and advance-written-approval requirements, and as long as they also comply with all local laws and regulations. However, you must at all times avoid even the appearance of impropriety; you must seek additional guidance from the Teradata Law Department whenever you would like to incur expenses for a director, manager, or employee of any government-owned (wholly or partially) company or of any government agency or government official and if there is any question about whether doing so might violate applicable laws or Policies.

Minor payments to certain government ministerial personnel in some countries (but not in the United States) to expedite the performance of routine governmental administrative actions, such as the processing of paperwork or granting of a permit, are not necessarily prohibited under the FCPA where such is a recognized legal and legitimate local practice and custom. However, such facilitating payments are never permitted in the United States. It can be difficult to tell when a facilitating payment crosses the line and becomes a bribe. For your protection and the protection of the company, you must always obtain approval in writing from the Law Department before offering or paying any facilitating payment, and you must immediately report all solicitations of facilitating payments, as well as solicitations of bribes or kickbacks, to the Law Department.

Beyond the FCPA, often there are many other special rules, regulations, requirements, duties, prohibitions, and standards that apply to government contracting, government-related transactions and other dealings with elected officials, governmental representatives, government owned/ controlled entities, and government contractors and subcontractors. These can arise at the national, state/provincial, or local levels. Sometimes, practices that may seem perfectly appropriate, legal, and otherwise compliant with our Policies for non-government-related commercial transactions are inappropriate in government-related transactions. For example, the payment of, or an agreement to pay, a referral fee (including marketing services fees, teaming fees, co-marketing fees, revenue-sharing fees, discounts to pass-through-resellers who do not add their own product, service, or integration value to what they receive from Teradata, and like arrangements) between Teradata and a Teradata business partner, which is not known by and properly approved in advance and in writing by the involved governmental entity, might be a violation of government contracting rules and regulations. Accordingly, referral fee arrangements for government-related transactions can only be made with the advance written approval of the Teradata Law Department. Teradata is committed to complying with all government contracting requirements and laws and rules which pertain to dealings with or relating to governmental entities, and has mandatory training programs for associates who deal with government-related transactions and governmental personnel/officials. If you are not 100 percent certain that you will be complying with the FCPA and all other governmental requirements by engaging in an act, then you need to ask and obtain approval before you act.

Teradata publishes various Ethics Guides for its associates that provide additional information, guidance, examples, cautions (red flags), and responses to frequently asked questions regarding various ethics and compliance subject areas. Included among these are Teradata Ethics Guides on the FCPA and on Government Contracting and Government-Related Dealings in the United States. These Ethics Guides are accessible to all Teradata associates through the Teradata internal employee Code of Conduct web page – iis.teradatanet.teradata.com/teradatanet/codeofconduct.asp. Teradata associates who deal with subjects addressed by a Teradata Ethics Guide also are required to read, understand, and comply with them, are required to receive periodic training regarding them, and regularly certify their understanding of and compliance with them.

Record Keeping

The FCPA, United States securities laws, anti-corruption laws, anti-money-laundering laws, tax evasion laws/regulations, accounting requirements, our Code, and our Policies require every associate to help make certain that all Teradata financial books and records are complete and accurate. All Teradata financial entries and records, including travel and entertainment expense reimbursement requests and payments, must at all times fairly and accurately reflect the true nature, amounts, relevant dates, involved parties, and purposes of the money involved. Even if no bribe, kickback, or other corrupt payment is involved, it still can be a standalone violation if the company’s books and records are inaccurate or don’t fully, fairly, and accurately reflect the true aspects of a transaction. No associate or representative of Teradata may establish any slush funds or unrecorded pools of money or assets for bribes, kickbacks, entertainment, or any other improper purpose, and no false or artificial entries can be made on expense reports or any other books and records of Teradata. Our tight Policy and process requirements, scrutiny of associate travel and entertainment expense reports, and controls on associates’ uses of company credit cards and accounts are not merely to ensure that associates are being disciplined and prudent in their company-related spending, but also are required for Teradata to satisfy its record keeping legal duties. Verifiability and transparency for financial entries are critical elements of our “accountability” Value and Behavioral Quality, and the verifiability of financial entries is essential for achievement of another of our fundamental Values – “integrity.” If you have any doubt about how a financial entry should be recorded, booked, or disclosed, then you should check applicable Policies first, and, if you are still uncertain, then you should verify the proper reporting and accounting requirements in advance with the Teradata finance organization or with your manager.

Import, Export, and Immigration Controls

For Teradata to participate in the world market as a high-tech company, we must be particularly aware of international trade and immigration laws and restrictions. The export of goods and technology from most countries, including the United States, is strictly regulated.

Communicating technical information to a person in another country (or to a citizen or representative of another country, even if she is temporarily located within the same country as you) can be considered an export under the law. Whether a product or technology may be exported depends on a number of factors, including the nature of the item, the country of destination, and the intended end use and end user.

Teradata expects each of us to comply with all applicable export control laws and regulations. We all are charged with ensuring that we understand who our customers are, how our products will be used, and what the end destinations for our products are. In that our company is U.S.-based, and most of our products have some content developed in or distributed from the United States, we must not trade with countries, individuals, or entities that are limited or prohibited by U.S. law. For example, Teradata must comply with the legal economic sanctions and trade embargoes imposed or approved by the United States with respect to Cuba, Iran, Syria, Sudan, Myanmar/Burma, and North Korea. We keep our Export Compliance Policies and standard operating procedures up to date with the latest information regarding such sanctions and embargoes, and we have processes and training in place for associates involved in implementing exports. Those processes include checking customer and business partner names and related information against various lists of restricted people, entities, organizations, and governmental bodies (denied party lists), which includes those identified as presenting risks for use of products, technologies, or funds for terrorism; weapons of mass destruction; illegal trafficking/money laundering; or other illegal conduct. To make these compliance controls effective, all Teradata associates must follow our standard operating procedures for the export and distribution of products and technologies, and must provide complete and accurate information regarding uses, users, and locations in the documentation that is used to implement exports and distributions.

Exporting goods or technology without the appropriate governmental approvals can result in the loss of export privileges and civil and/or criminal penalties. If you are involved in making exports, then you should read and understand the company’s Export Compliance Policy. For more guidance about requirements for exporting, please consult your organization’s designated export compliance liaison or the Teradata Law Department.

Teradata also must comply with all applicable laws regarding imports. These laws typically govern what can be imported into a country, how the goods must be marked and valued, and what duties/taxes must be paid on them. Like export laws, the penalties for violations of import regulations can be severe. If you are involved in making imports, then you should read and understand the company’s Import Compliance Policy. For guidance about the regulations that pertain to importing, consult your organization’s designated import compliance liaison or the Teradata Law Department.

Teradata’s participation in the global economy also means that many of us will need to travel on business and/or perform activities in places outside of our home countries. When doing so, we must comply with all applicable immigration and customs laws, regulations, procedures, time limitations and requirements, including those pertaining to passports and visas. To the extent that an applicable visa, such as a temporary business visitor visa, limits the types of activities in which you may participate while traveling outside of your home country, Teradata expects and requires that you and your manager will ensure that you comply with those limitations. Violations can lead not only to travel restrictions on and/or penalties against the involved individuals, but also against Teradata and other associates in such a way as to potentially disrupt our ability to conduct business effectively on a global basis. If you have questions about international travel or visa requirements, please consult with your manager, your organization’s human resources representative, or your organization’s designated travel liaison. If, after having done so, you are uncertain still, then please contact the Teradata Law Department for more guidance.

Anti-boycott

A boycott occurs when one person, group, or country refuses to do business with certain other people, groups, or countries. United States anti-boycott laws prohibit U.S.-based companies, such as Teradata, and their subsidiaries anywhere in the world, from participating in or cooperating with any international boycott not approved by the United States government, such as the Arab League boycott of Israel.

Any associate receiving a request to participate in an illegal boycott should immediately contact the Law Department. We are required by law to report all requests to participate in an unsanctioned boycott or for information supportive of an unsanctioned boycott, even if such requests are declined by Teradata. Merely ignoring a request is insufficient and can be treated in much the same way as if you had agreed to it.

5. We compete fairly.

The Teradata Values and Behavioral Qualities also include the attributes of “innovation,” “excellence,” “achievement,” “dedication,” “accountability,” and “teamwork.” These mean that we succeed based on merit, and the innovations and qualities of our products, services, people, and business partners, regardless of where we operate. It also means that we comply with laws that are intended to protect competition and free enterprise globally, which may be referred to as antitrust laws in the United States and some other countries.

Violations of competition/antitrust laws can result in significant criminal and civil penalties for Teradata and the associates and business partners engaged in the illegal behavior. It is important that you understand what is, and is not, allowed. Because competition/antitrust law can be a complicated area, Teradata has an Antitrust Compliance Policy to guide you, which you should read if you have any doubt about whether a potential act or communication might not comply.

Competition-law/antitrust concerns often arise in these areas:

•	Dealings with competitors

•	Participating in industry associations and trade shows

•	Dealings with customers

•	Abuses of market power

•	Gathering business intelligence

Dealings with Competitors

You may not make any agreement with a competitor that restricts competition in violation of law. Illegal agreements do not have to be signed contracts. They might be as simple as an oral understanding between two parties. Any coordination/collusion among competitors is serious and places both you and Teradata at risk.

When communicating with competitors, you must not raise, discuss, or address any of these matters:

•	Dividing territory

•	Dividing customers

•	Charging customers a fixed/certain price

•	Paying suppliers a fixed/certain price

•	Offering the same or similar discounts, terms, or conditions of sale

•	Requiring down-stream resellers to charge a fixed/certain resale price

•	Boycotting a particular customer or supplier

If any of these topics arise when communicating with a competitor, such as at an industry association meeting, you should stop the conversation immediately, and report it to the Law Department.

Participating in Industry Associations and Trade Shows

Industry associations and trade shows can be wonderful networking and business development opportunities, but they can pose legal and ethical challenges, as well. When attending these events, you should be careful to avoid even the appearance of improper collusion. If, at any of these events, you become aware of any formal or informal discussion between competitors regarding prices, margins, costs, bids, discounts, boycotts, terms and conditions of sale, or standardization of terms, warranties, or product specifications, you should excuse yourself, and contact the Law Department. With guidance from the Law Department, limited legally permissible exceptions may be granted for certain competitor communications, particularly where the competitor also is a Teradata customer, supplier, or other business partner, and such as with respect to industry standards development.

Dealing with Customers

Teradata is known for its extraordinary customer dedication and service. To live up to this reputation, we must deal fairly with our customers.

Competition/antitrust laws generally allow Teradata to choose the companies with which it is going to conduct business, but those decisions must be made independently and never in agreement or collusion with competitors.

To deal fairly with customers and avoid violating competition/antitrust laws and fair trade practices laws, you must not:

•	Make false, unfounded, or misleading statements about our competitors’ products or services, or make false comparisons of their products and services with our products and services.

•	Make commitments or promises that you or Teradata do not intend to keep.

•

Sell comparable goods on comparable terms at significantly different prices, during the same time periods, in the same volumes, and in the same geographies to customers who compete with one another (significant pricing deviations for competing customers, which are not justified based on objective differences in products/services, timing, geography, terms, volumes, and the like, can constitute illegal, anticompetitive price discrimination).

If you have any doubt about whether something you plan to do or communicate with respect to any of these areas is proper, then you should seek guidance from the Law Department before you act.

Abusing Market Power

Competition/antitrust laws also restrict companies from taking actions that discourage innovation and competition based on their market power. To avoid abusing market power, we should not:

•	Sell our goods and services at below-cost pricing with the intent of driving competitors out of the market.

•

Tie the purchase of certain goods and services to the required purchase of additional items (in most circumstances, it is permissible, and often is favorable to the customer, to offer bundled pricing; but, generally, when requested by the customer, we should offer to un-bundle the pricing and permit the customer to have the option to buy only the unbundled items it wants, rather than require that the customer choose only between purchasing all bundled items together or not purchasing any of them at all).

•

Make reciprocal deals with customers where we commit to buy their products if they commit to buy ours, unless pre-approved by the Law Department. (Not all reciprocal dealings are illegal, but the competition/antitrust laws and other related issues (such as regarding potential revenue recognition accounting implications and fair-value accounting implications) involved in such reciprocal transactions (reciprocity) make it prudent always to obtain informed guidance regarding this area before acting).

•	Make exclusive dealing (exclusivity) arrangements, without prior approval from the Law Department.

Gathering Business Intelligence

Getting accurate information about the activities of our competitors is necessary and even may be part of your job. Although under certain competition/antitrust laws, we are not allowed to exchange certain information with competitors, it is permissible to obtain information from other legitimate sources, such as publicly available documents, analysts, publications, the Internet, customers, business partners, others in the marketplace, and the government, if done properly.

Teradata Policies provide guidelines regarding gathering information about our competition. The laws of many countries expressly forbid the theft of confidential business information and trade secrets by any means, whether illegal (such as through bribery) or unethical (such as taking unsecured documents from the offices of a third party or obtaining them under false pretenses).

You are free to ask colleagues, customers, and business partners for any information about competitors that they are legally permitted to share. However, you should not ask for or encourage them to share any information that would violate a non-disclosure agreement or put them at risk of violating confidentiality duties that they owe to another. You should never induce or attempt to induce someone (such as a former employee of a competitor) to breach confidentiality duties that he/she owes to others. If you are a former employee of a Teradata competitor, then you are prohibited from disclosing or using any of your prior employer’s confidential information or trade secrets in connection with your Teradata job, and if you are asked to share such information, you should not do so and should respond by indicating that you are prohibited from doing so under a non-disclosure agreement with your prior employer and under Teradata Policies.

6. We avoid conflicts of interest.

We all are dedicated to making Teradata successful, and “achievement” is one of our key Behavioral Qualities. Conflicts of interest can interfere with our ability to be properly dedicated to the interests of Teradata, our success, and our achievements. Conflicts of interest must be avoided. Conflicts of interest develop when our personal, family, or financial interests interfere, or even appear to interfere, with our ability to make objective business decisions in the best interests of Teradata. We all must avoid any situation where we feel torn between our loyalty to Teradata and non-Teradata interests.

Conflicts of interest typically arise in the following situations:

•	Exchanging gifts and entertainment.

•	Doing business with family or friends.

•	Employment outside the company.

•	Making private use of corporate opportunities.

Gifts and Entertainment

Gift-giving practices vary around the world. Business gifts and entertainment are courtesies designed to build good working relationships and goodwill with customers and business partners. Gifts are inappropriate, however, if they create an obligation or are given with the intent to improperly or corruptly influence a business decision.

Gifts are permitted if they are:

•	Nominal in value.

•	Infrequent.

•	In good taste.

•	Unsolicited.

•	Not cash or cash equivalents.

•	Comply with applicable laws, regulations, and Policies with respect to both the giver and the recipient.

Gifts include items of value, travel, lodging, goods, services, meals and entertainment, or anything offered or given because of, or in connection with, a business relationship.

These rules do not change during holidays. They apply year-round, as well as to associates and business partners and to their spouses, partners, and family members with respect to any entities with which Teradata conducts or proposes to conduct business or has other dealings.

If you are offered a gift or entertainment that is not allowed or is over the value of threshold amounts set forth in Teradata Policies, then you should politely explain that Teradata Policies do not permit you to accept it. If you find yourself in a situation where refusing such a gift would embarrass or offend the person offering it, then you may accept the gift on behalf of Teradata (not for yourself), and then report it immediately to your manager; in which case, the manager should discuss it with the Teradata Ethics & Compliance Office – which often will result in the item being used by Teradata (rather than by the individual or the manager) for some Teradata-related purpose, such as a gift to charity. Many Teradata customers and business partners also have their own policies, codes of conduct, and rules that govern what gifts and offers of gifts they permit their employees and other representatives to receive. You should respect those, not offer gifts that would violate them, ask about them before offering such gifts, and make offers of business gifts contingent upon them being permissible and approved by the recipient’s employer. The important thing to remember regarding this subject area is that you cannot offer, give, or receive anything that would compromise – or appear to compromise – the recipient’s ability to make objective, fair, impartial, and balanced business decisions that are in the best interest of his/her employer.

When dealing with government customer representatives (whether they are connected with the United States government, another country’s government, state/provincial/local government, a wholly or partially government-owned enterprise, or an international agency), you must be particularly cautious. Laws prohibit some government employees from receiving anything of value, even a modest lunch or a token item (such as a meal or promotional item bearing the Teradata logo). Employees who work with government employees, officials, accounts, or contractors are responsible for knowing and complying with the applicable rules and regulations. Teradata has mandatory training for employees who deal with government customer representatives in the United States and publishes a special Ethics Guide for them. If you are ever in doubt about whether the offer or providing of a gift, travel, food, beverages, or entertainment of a government customer representative is 100 percent compliant with all applicable laws, regulations, and rules, then you should consult with the Law Department before you act.

Doing Business with Family and Friends

A conflict of interest may arise if you (or your spouse, relative, or close friend) have a personal stake in a company that supplies or seeks to supply goods or services to Teradata, is a Teradata customer or prospect, or competes with Teradata.

If you find yourself in that situation, you must not use your position to influence the selection or bidding process or negotiations involving that party in any way. If you are directly involved in supplier selection, and the potential conflict involves a supplier or potential supplier, then you must notify your manager immediately, and remove yourself from the decision-making process. If you have a relative or close friend who works for a competitor, you need to notify your manager, and take extra precautions to avoid giving them access to Teradata confidential information and information systems, and avoid communicating with them about things covered by our competition/antitrust law compliance and insider-trading Code provisions and Policies. More often than not, when the relationship does not involve a direct and inherent conflict, we can address the potential conflicts of interest by making sure that taking proper precautions are top-of-mind and are implemented. You also will be asked in your certification of your reading of our Code and of your compliance with it during our regular training and certification cycles whether or not you have any conflict of interest exceptions to report or disclose. You should disclose any such relationships in your certification, and if such a relationship develops later on, you should promptly report it in a written update, such as by email, to your manager and the Teradata Ethics & Compliance Office. Disclosure and transparency are critical to recognizing, minimizing, addressing, and avoiding conflicts of interest.

In addition, in accordance with the Teradata Policy on employment of family members, you may not hire, supervise, or otherwise oversee a family member or a person with whom you have a romantic relationship, absent approval in advance and in writing by the company’s Vice President of Human Resources. If you have any such relationship, or are aware of any such relationship, and it involves a person who is hiring, supervising, or overseeing the other person involved in the relationship, then you must report it immediately so that the hiring, supervisory, and/or overseeing relationship between the two people can be changed or otherwise addressed. Not disclosing the conflict of interest is not an option; failure to disclose the conflict or potential conflict is itself a violation of our Code and Policies.

Outside Employment and Investments

Taking employment outside of Teradata or holding a major stake in a Teradata competitor also may create a conflict of interest for Teradata associates.

Full-time Teradata employees may not conduct any non-Teradata business that interferes with the proper performance of their employment with Teradata, such as by conducting outside business during their Teradata working hours or using Teradata property, equipment, networks, information, or other resources for non-Teradata business uses. In addition, employees must not take outside employment as an employee or contractor with, or make a major investment in, or grant a loan to or accept a loan from a competitor, customer, or business partner of Teradata, without disclosing the potential conflict and having such approved in advance. If you have such relationships, then you should disclose them to your manager and the Teradata Ethics & Compliance Office and during your Code of Conduct certification so that they can be evaluated and addressed. Again, more often than not, we can address these situations by communicating about what the boundaries, expectations, and requirements are, but failure to disclose them is a violation.

Corporate Opportunities

In some cases, through your position at Teradata you may become aware of an opportunity to make a purchase or investment in which Teradata might be interested. You must promptly notify your manager of the opportunity to allow Teradata to evaluate the opportunity and, if Teradata opts not to pursue that opportunity, then you must seek and obtain written approval from your manager and the Teradata Ethics & Compliance Office before you act on it for yourself and before you refer it to some third party.

Handling Conflicts of Interest

Teradata recognizes that a conflict of interest may develop without bad intentions and that changes in circumstances may arise that create a conflict or the appearance of a conflict of interest where none previously existed.

The important thing to remember regarding this subject area is that as soon as you become aware of a possible conflict of interest situation, you must disclose it to your manager. The manager, in consultation with Human Resources, the Law Department, and/or the Teradata Ethics & Compliance Office, will determine what must be done to resolve it, or will give you approval to proceed with assurances that proper precautionary actions will be implemented by you so that a potential conflict of interest will not become an actual one.

Because it is impossible for our Code to list every situation you might face that could create a conflict of interest, you are expected to comply with both the spirit and the letter of this Policy area. When in doubt, make the disclosure, and ask first – visibility and transparency are the best ways for you and for Teradata to avoid conflict of interest problems.

7. We protect assets.

Teradata assets – its information, facilities, equipment, materials, property, technology, and reputation – have been acquired through the hard work and dedication of our entire team. We all have an interest in the continued success of Teradata, and we all are accountable for that success. We all have an obligation to protect all of our assets from theft, damage, loss, and misuse, and to ensure that they are used only for Teradata and Teradata-approved purposes.

While associates occasionally may make limited personal use of certain Teradata equipment,

networks, and other resources consistent with Policies and instructions from their managers (such as to perform occasional routine personal tasks, make a few personal phone calls, send an occasional personal e-mail message, or make an occasional personal copy), non-occasional, non-routine, or extensive use of Teradata time, assets, or resources for personal purposes is not permitted. Anything more than minimal use of Teradata resources for personal or not-Teradata approved community or charitable purposes must receive prior approval from your manager.

Our Code, Values, and Behavioral Qualities apply to both business use and permitted personal use of Teradata assets. This means that you should not use Teradata assets at any time for anything that violates our Code or Policies, such as for pornography, discrimination, harassment, retaliation, threats of violence, illegal gambling, prostitution, or any illegal activities. If you are in doubt about whether the amount, type, or content of personal use of Teradata assets is proper or permissible, please discuss it with your manager, obtain approval in advance, and refrain from using Teradata assets for such purposes until after you have received permission to do so.

Computer and Communications Systems

The Internet obviously is a key business tool in our industry. However, its use at work, at a customer site, at a business partner site, on a Teradata or customer computer, or on a Teradata or customer network must be consistent with our Behavioral Qualities of “respect,” “trust,” and “accountability.” As set out in our Policies, you may not use either Teradata’s information technologies (equipment, software, or networking resources) or the information technologies of a customer or business partner to gather or distribute offensive, sexually-suggestive, discriminatory, harassing, pornographic, or other inappropriate data or information, whether during or after work hours. This applies whether you deem it to be minimal personal use or not – never use Teradata, our customers’, or our business partners’ resources for such purposes.

E-mail messages, text messages, instant messages, blog comments, twitter messages, social networking site communications, and voicemail messages produce an easily-forwarded, traceable, and recoverable record of communications. As a result, all messages, regardless of format or channel, which refer to or involve Teradata, or use Teradata resources and are to or from Teradata, associates, customers, or business partners, should be composed with the same care you would take in composing a letter on the company’s letterhead. We should not use Teradata, customer, or business partner e-mail systems, text messages, instant messaging, and other forms of electronic communications to advance personal or partisan political views, communicate inappropriate jokes or inappropriate sexually-explicit or offensive statements, or conduct business for another organization. The use of profanity, derogatory remarks, discriminating or harassing comments, or abusive language in such communications is prohibited. Keep in mind that what you say in e-mails, instant messages, text messages, voicemails, social networking communications, and other forms of electronic communications using Teradata, customer, or business partner resources, and what is stored on Teradata, customer, or business partner computers or back-up media, whether for Teradata business use or for otherwise-permissible minimal personal use, might be seen by others, be the subject of external and internal investigations, or be subject to legally required disclosures. A good rule of thumb to keep in mind and apply to the content of communications and documents using those resources or that refer to or involve Teradata is the Billboard Rule – that is: “If it appeared on a public billboard for others to read without any other context, would it be perceived as consistent with our Values, Behavioral Qualities, and Code of Conduct?” If not, then don’t use it, send it, or post it.

Also, to maintain the security, integrity, and the business purposes of our information technologies, we all need to take necessary actions to safeguard passwords and identification codes to prevent unauthorized access to Teradata, customer, and business partner information systems.

Teradata reserves the right to block offensive, illegal, and non-business-related sites and, to the maximum extent permitted by law, monitor and intercept the content of any messages transmitted or stored through/in its systems, including information that has been deleted by users or sent over Teradata networks. You should not expect privacy (beyond that required by applicable laws) when using e-mail, the Internet, or other forms of electronic communications on Teradata, customer, or business partner computers or networks. The company may monitor the use of Teradata assets to ensure they are used responsibly, professionally, and in compliance with laws, our Code, and our Policies. Monitoring activities, when undertaken, will, however, comply with any statutory requirements, privacy laws, our Values, our Behavioral Qualities, and our Code. This means that Teradata will be respectful of your privacy; but, in turn, Teradata expects and requires that you will be respectful of the conditions and limitations that apply to your use of Teradata resources and the resources of its customers and business partners.

If you receive offensive or sexually-suggestive communications which violate our Code of Conduct, you should instruct the sender not to send such communications to you in the future, and you should not forward those communications to others (other than your manager, Teradata Information Technology Security, or the Teradata Ethics & Compliance Office to report a repeating violation). If the communication is particularly offensive or recurs after you have requested that it be stopped, then you should notify your manager and/or the Teradata Ethics & Compliance Office immediately.

Insider Trading

We have access to information about Teradata and the companies with which we conduct, or may propose to conduct, business that others may not have. This knowledge may include non-public information that might influence an investor to buy, sell, or otherwise trade in a company’s securities (including stocks and options of Teradata or other companies involved), such as non-public information about acquisitions, divestitures, management changes, or financial results or projections.

Insider trading is the illegal act of buying, selling, or otherwise trading in securities while in the possession of material non-public information about Teradata, its customers, its business partners, or others with which Teradata has or is considering a business relationship (such as companies with which Teradata is considering a merger or acquisition). It is a serious violation of our Code, the Teradata Insider Trading Policy, and United States securities laws, and could subject the individuals involved to immediate termination and potential criminal prosecution.

Also, tipping is a violation of our Policies, Code and securities laws, with the same consequences. Tipping occurs when you provide material non-public information to someone else, even inadvertently, and that person acts on the information, or tips others to act upon the information to buy, sell, or otherwise trade in securities. Each of us must be careful not to disclose any non-public information about Teradata, our customers, our business partners, or others with which Teradata has or is considering a business relationship to family members, friends, or other third parties.

Under the Teradata Insider Trading Policy, certain associates will be treated as restricted insiders and automatically blacked-out from trading during certain periods. If you have questions or concerns about trading in securities while in possession of inside information or while serving in a restricted insider role, consult the Teradata Insider Trading Policy and, if still in doubt, contact the Law Department for more guidance before you act.

Company Reputation

Teradata encourages all associates and business partners to participate in community and political activities. However, any involvement in partisan political activities must be done on your own behalf and not on the company’s behalf, time, or premises (except for particular legally permissible Teradata political-related activities that are managed and approved in advance by Teradata’s Government Affairs Office).

The laws and regulations governing political contributions and political activities by corporations in many of the places where Teradata does business can vary and be complex. However, as a general rule, we may not do anything that would make it appear that Teradata is supporting a candidate for election, political party, or political initiative without the advance written approval of the Teradata Government Affairs Office. For example, you should not make political contributions or purchase tickets/admissions to political fundraising/support events in the Teradata name or with any use of company credit cards or accounts, place political signs or banners on Teradata property, or hang political posters in Teradata workspaces.

Political contributions include cash contributions, tickets/admissions to political fundraising/ support events, and the use of other resources. Therefore, you must use your own time and resources, not Teradata time and resources, for your personal political activities – except those that are legally permissible and have been approved and vetted by the Teradata Government Affairs Office. For example, you should not use a photocopier at a Teradata office to make copies of solicitations, brochures, or invitations for a political party, campaign, or election; you should not make campaign-related vote or contribution solicitation telephone calls on Teradata telephones; and you should not send out campaign-related vote or contribution solicitation e-mails or other forms of electronic communications from Teradata computers or through Teradata networks – unless you obtain written permission from the Teradata Government Affairs Office ahead of time.

Except as set forth in Teradata Policies for company-sponsored community/charitable activities, or where approved in advance by Teradata management or the Teradata Community Relations Office, more than a nominal amount of community and charitable activities must be done on your own behalf and in accordance with Teradata Policies regarding the use of Teradata resources. We have adopted very progressive initiatives and Policies through which Teradata supports charities and the communities in which we operate and engages in company-sponsored support of charities and communities, and we even have a Policy that offers and encourages associates to use company paid time off to perform charitable/community volunteer service. However, the amount of Teradata resources used for such purposes must be managed, implemented, and prioritized so that it is consistent and compatible with the accomplishment of our other business objectives and so that it does not rise to the level of creating a conflict of interest.

Confidential/Proprietary Information

Information is a key Teradata asset. It includes our intellectual property and other protected information, such as:

•	Trade secrets, other confidential information, patents, trademarks, and copyrights.

•	Research and development, including inventions, patent applications, and engineering records.

•	Network management information.

•	Business, marketing, and service plans.

•	Customer and prospective customer identities.

•	Pricing and other quote, proposal, and contractual terms.

•	Merger and acquisition candidates.

•	Unpublished financial data, reports, and projections.

•	Information subject to written non-disclosure/confidentiality agreements.

While sharing information often is necessary, we all need to protect information belonging to Teradata, keep it from being exposed to unauthorized people, and ensure that it is used only for legitimate Teradata business purposes. Also, we must protect proprietary information belonging to companies with which we conduct business, such as our customers and business partners, against unauthorized disclosure and use.

Also, we must protect the privacy of personal information entrusted to Teradata by our associates, customers, and business partners. Therefore, you must take all reasonable precautions to ensure that private information provided to Teradata is treated with care and respect. It should be used only for legitimate business purposes, and only accessed by those who need to know it to do their jobs. Observe all applicable laws regarding associate information, including those that limit the movement of personal data across national borders. Because confidential information is not always marked as such, if you are uncertain about whether use or disclosure is proper, then you should review applicable Teradata Policies regarding protecting information, and ask your manager or ask the Teradata Law Department before you use or disclose the information.

Third-Party Intellectual Property

An important part of protecting Teradata intellectual property rights involves understanding and respecting others’ intellectual property rights, and Teradata not violating those rights (either intentionally or inadvertently) or waiving Teradata rights. For example, some of the same open source computer code license terms, which make certain intellectual property freely available to us, also can mean that related, or perhaps unrelated, Teradata intellectual property might be placed in the public domain if open source computer code is embedded in our products in certain ways, or is not used in accordance with certain requirements that are necessary to avoid that consequence. Because of the complexities of this area and the potentially significant impact of it on Teradata, Teradata has developed and follows a disciplined process and standard operating procedure for the approval of use of open source computer coding. Failure to follow that process and those procedures can result in Teradata intellectual property being made publicly available to others, including our competitors. Teradata associates and contractors must follow this process and those procedures, and obtain approval in advance to incorporate open source computer code into Teradata software offerings. If in doubt after reviewing our open source Policies and standard operating procedures, please consult with the Intellectual Property Group of the Law Department for further guidance.

In addition, intellectual property infringement, particularly if knowing, willful, or intentional, can result in significant financial liabilities and risks to Teradata, significant legal fees, restrictions on imports/exports of Teradata products, other governmental penalties and sanctions, and court orders prohibiting infringing products from being made, used, sold, or distributed. In the global high-tech industry in which we operate, it is common for companies to license intellectual property to others through written agreements. When we use third-party intellectual property or allow others to use our intellectual property, it must be done only in compliance with laws and within the scope permitted by written license agreements. If you are in doubt about whether something is third-party intellectual property, whether Teradata has a legal right to use it, whether Teradata is licensed to use or distribute third-party intellectual property, or what the scope of permissible licensed uses is, contact the Intellectual Property Group of the Law Department to get an answer before you act. Similarly, contact the Intellectual Property Group of the Law Department if you suspect that someone else might be infringing Teradata intellectual property rights.

8. We protect data.

Teradata has built a well-deserved reputation as a customer-dedicated organization that has earned the trust and respect of our customers. We must uphold that trust and respect by protecting the confidentiality, integrity, and availability of data. Each of us must follow all relevant procedures for processing and handling confidential data, such as:

•	Allowing access only to those persons authorized by Teradata for Teradata data and authorized by our customers for customer data.

•	Closely guarding passwords and the technology accessed with those passwords.

•	Resisting the instinct to be immediately helpful when unverified or unauthorized people seek access to data, such as through pre-texting or phishing attempts.

•	Maintaining careful backups in accordance with our data management Policies.

If you become aware of a data security breach, no matter how minor, you have an obligation to Teradata and our customers to report it immediately so that we can address and limit any damage, make any filings/disclosures required by applicable laws, regulations, or contracts, and take steps to comply with other data and privacy protection laws and regulations, as quickly and completely as possible. Ignoring data security breaches is not an option.

9. We keep accurate records.

Our business requires accurate information. To fulfill our obligations and to be accountable to customers, associates, business partners, shareholders, and governmental authorities, we must keep full, fair, accurate, and timely books and records of all business transactions. Accurate records are critical to Teradata fulfilling its financial, legal, and reporting obligations. Each of us must do our part to ensure that our reports to government agencies are accurate and complete. As noted above in our Code, the Foreign Corrupt Practices Act (FCPA) and other anti-corruption laws also make complete and accurate record keeping a global legal requirement.

As Teradata associates, regardless of our positions or job responsibilities, it is our obligation to make certain that Teradata books and records are accurate. Each of us affects the accuracy of Teradata financial statements directly or indirectly. We need to ensure that all of the reports we make – including the recording of time-worked, business expenses incurred, and all other business related activities – are not falsified or forged in any way. If you use a Teradata expense account or a company-provided or company-sponsored credit card, company purchasing card, or company account, you must make certain that you use it only in accordance with our Policies and that reports concerning them are filed on time and are accurate. If, after checking relevant Policies, you are unsure whether a certain expense is a legitimately reimbursable business expense or is permitted by our Policies, then you should ask your manager before you act and before you submit a reimbursement claim for it. If the manager is uncertain, then he/she should consult with the appropriate Finance organization representative to get a clear answer in advance. We must never book or process a transaction or payment, including recognizing orders and recognizing revenue, without the full and appropriate underlying documentation, and without all approvals required by our Policies. Falsifying, forging, or back-dating books, records, orders, contracts, approvals, invoices, acceptances, or any documents used in connection with revenue recognition always is wrong, will not be tolerated, and will result in strong disciplinary action against the violators, such as immediate termination of employment. Each of us must cooperate fully with financial controls personnel, proper revenue recognition assurance personnel, and internal and external auditors in efforts to audit and verify accuracy and compliance with respect to the company’s books and records.

Properly maintaining corporate records after they are created also is very important. To address this issue, Teradata has adopted a Record Retention Policy, which describes how to maintain records for required periods and destroy them when they are no longer needed. If you are unsure about what records you need to maintain and for how long, please review our Record Retention Policy and make certain that you follow the record retention schedule for your area or for the types of documents with which you work. Also keep in mind that in the event of actual or threatened legal proceedings or government investigations, a legal hold might be placed on certain documents (including all copies/versions of electronic communications and electronically stored documents). In these cases, you will be contacted by the Law Department, and you must retain all relevant records that are subject to the legal hold, irrespective of the otherwise-applicable retention schedule, and you must follow the advice and direction of the Law Department regarding how those records should be handled. We do not tolerate hiding, altering, or destroying records that are covered by our Record Retention Policy or by legal holds – they must be disclosed in unaltered form to the Teradata Law Department and/or our auditors upon request.

10. We apply our Code of Conduct and Policies consistently.

Our Code of Conduct applies to all of us, and all of us must follow it. In very rare special circumstances, it may be appropriate for Teradata to waive or alter a provision of our Code or a provision of a Policy. For example, such might be appropriate where a conflict has arisen between the law and the application of a provision of a Policy under certain circumstances or in a certain country, or where there is a conflict between application of one provision of one Policy and another provision in another Policy – an ethical dilemma where doing something would violate one Policy provision, but not doing it would violate another. This also might occur where a Policy has become out of date with respect to new or emerging accounting standards or legal requirements, guidance, or interpretations. In any event, if you encounter circumstances where you think that such an ethical dilemma or contradiction has arisen, then you should raise the issue with your manager immediately, and the manager should raise it with other appropriate responsible Teradata resources (if uncertain as to whom that might be, raise it to the Teradata Ethics & Compliance Office), and you should obtain direction before you act. These kinds of circumstances may lead to written Policy changes, clarifications, or written determinations about how the Policy should be applied or interpreted under the circumstances, or a determination that a Code or Policy waiver is appropriate to address the specific circumstances at issue. Except for Policy deviation approvals, which are expressly provided for in our Policies, all Code of Conduct and Policy waivers require the advance written approval of the Teradata Law Department. In addition, only the Audit Committee of the Teradata Board of Directors may waive compliance with our Code by Teradata executive officers and Board of Directors members, in which case Teradata also promptly will disclose any such waivers to the extent that such is required to be disclosed. This means that we hold everyone from the top down at least to the same minimum standards of conduct and that Teradata imposes heightened standards, oversight, and transparency requirements for executive officers and Board of Directors members. Where there is good, legitimate cause for a Policy deviation, it will be granted not based on the involved person’s position, but solely on objective legally reviewed standards.

11. We do the right thing – always.

Our Values, Behavioral Qualities, Code of Conduct, and Policies express what Teradata expects of all of us. Trust has been placed in us. Trust to do the right thing. Trust that is continuous, pervasive, and not debatable. We either earn that trust, or we don’t. We earn it by asking questions and getting answers before we act, and by standing together with courage against wrongdoing. We earn it by living the Teradata Values of “integrity” and “accountability.” We earn it by upholding our company’s reputation as a “customer-dedicated,” passionate company, which does business the smart way and the right way. We earn it by doing the right thing – always. And as we earn it, we continue to build a bright future for our company, our shareholders, our business partners, our communities, our customers, and ourselves. If something doesn’t feel right, doesn’t seem right, doesn’t look right, or doesn’t sound right, or if our Values, Behavioral Qualities, Code, and Policies don’t clearly address it, then we deal with it by erring on the side of doing the right thing – always.

Ethics and Compliance Resources

What Ethics & Compliance Contacts and Resources are available to you?

The Teradata Ethics Helpline

By telephone toll-free 24-hours-per-day at 866-455-0993 (outside of the United States, call toll free through AT&T Direct) or by the Internet at www.integrity-helpline.com/tdhelp.jsp. Here, you can make good-faith reports of suspected violations, or raise ethics and compliance concerns and questions, do so in multiple languages, anonymously and confidentially if you choose, and without fear of retaliation.

The Teradata Ethics E-Mail Inbox

By e-mail at et230068@teradata.com. Here, you can make good-faith reports of suspected violations, raise ethics, and compliance concerns and questions, confidentially if you choose, and without fear of retaliation.

The Teradata Ethics & Compliance Office and Chief Ethics & Compliance Officer

Todd Carver, by telephone at 937-242-4718, by e-mail at todd.carver@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342.

The Teradata Law Department

Laura Nyquist, by telephone at 937-242-4845, by e-mail at laura.nyquist@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. For issues related to dealing with government agencies, officials, or contractors in the United States, you may contact the Teradata Law Department’s Chief Counsel for Teradata Government Systems, Brian Fisher, directly by telephone at 301-820-4510 or by e-mail at brian.fisher@teradata.com.

Teradata Internal Audit and Director of Internal Audit

Sander Wechsler by telephone at 937-242-4665, by e-mail at sander.wechsler@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. Issues regarding financial irregularities can be dealt with directly through this resource.

Teradata Corporate Security

Richard Gremling by telephone at 937-242-4568, or by e-mail at richard.gremling@teradata.com, or by mail at 2835 Miami Village Drive, Miamisburg, Ohio (USA) 45342. Issues regarding security, theft, or the like can be dealt with directly through this resource.

Teradata.com

Our global external web site at www.teradata.com/t offers information about Teradata corporate governance Policies and practices (or directly by linking to www.teradata.com/corporategovernance), and about Teradata’s other corporate social responsibility, sustainability and environmental protection Policies, practices, and initiatives (or directly by linking to www.teradata.com/t/corporate-social-responsibility ). Corresponding non-English language and country-specific external web sites also are available.

Teradata.net

Our global internal/associate web site is at iis.teradatanet.teradata.com/teradatanet. From within this site, Teradata associates can access:

•	Teradata Policies.

•	The Teradata Law Department internal web site.

•	The Teradata Ethics & Compliance internal web site.

Corresponding non-English language and country-specific internal web sites also are available.

What Are Red Flags or Warning Signs of Potential Code Violations?

Red Flags

The presence of one, a few, or even many Red Flag items with respect to a person, matter, or transaction does not necessarily mean that a violation has occurred or will be found, nor is any list of Red Flags exhaustive of all possible indicators that there might be a heightened risk of violations. Violations might be found even where no Red Flags were detected. However, identifiable Red Flag items often are associated with, or suggest that there may be a heightened risk of:

•	A violation.

•	A need to monitor/audit/investigate so as to detect or avoid a violation.

•	Someone needing help to deal with the circumstances so that they can avoid and not be tempted to commit violations.

When multiple Red Flag items exist with respect to an individual, matter, or transaction, the Teradata people responsible for managing that individual, matter, or transaction should closely monitor and scrutinize the individual’s activities and the transactional submissions for potential Ethics & Compliance issues and violations, and should engage other relevant Teradata subject matter experts (e.g., Human Resources, Internal Audit, the Law Department, Corporate Security, or the Ethics & Compliance Office) as applicable and appropriate to assure that violations are avoided and/or detected and addressed. Other co-workers who observe such Red Flag items should report them to his/her manager, his/her human resources representative, or the Teradata Ethics & Compliance Office so that they can be discussed with the responsible manager and so that an assessment can be made regarding how best to take steps to help assure that Ethics & Compliance violations are avoided, detected, and/or addressed.

Red Flags of Harassment and Discrimination

•

Offensive, inappropriate, demeaning, or unwelcome comments and/or jokes in or connected with the workplace (including in e-mails and other electronic communications using company resources) regarding sexual conduct, sexual attractiveness, sexuality, sexual-identity, gender, age, race, national origin, religion, disability, or other legally-protected category of people.

•

Offensive, inappropriate, and/or demeaning sexual, pornographic, or racist pictures in or connected with the workplace (including as e-mails, email attachments, web links, web browsing, and other forms of electronic communications using company resources).

•	Offensive, inappropriate, demeaning, or unwelcome touching of and/or repeated suggestive leering at co-workers.

•	Verbal abusiveness.

•	The potential harasser/discriminator has a history of other harassment/discrimination allegations made against/about him/her.

•

Threats, blackmail, or taunting through which the potential harasser/discriminator suggests that if the victim tells anyone else of the potential harasser’s/discriminator’s acts/overtures that no one will believe the victim; the potential harasser/discriminator will retaliate against the victim; or the potential harasser/discriminator will falsely tell the victim’s spouse, family, and/or manager that the victim consented to and/or voluntarily engaged in the conduct.

•

The potential harasser has a history of engaging in sexual relationships with co-workers, and particularly where such a sexual relationship may have started by mutual consent, but the potential harasser continued to pursue, or took or threatened to take, retaliatory action after the co-worker communicated that he/she did not wish to continue the sexual/romantic relationship and/or no longer consents to continuation of the sexual/romantic relationship, or where the past sexual/romantic relationship was with a subordinate co-worker, or where the potential harasser had a duty to disclose a conflict of interest due to the sexual/romantic relationship but failed to do so.

•	The potential harasser/discriminator makes dismissive comments about Policies and Policy compliance.

•	The potential harasser/discriminator positions himself/herself as the victim when confronted, and/or he/she attacks the investigators.

Red Flags of Individual Fraud

•	The individual is in the office at odd hours for no apparent legitimate business purpose.

•	The individual is discreetly accessing/copying company records for no apparent legitimate business purpose and/or company records that are not related to his/her job responsibilities.

•	The individual’s lifestyle reflects that he/she is living beyond his/her means.

•

The individual lacks personal stability; the individual is experiencing an emotional trauma in home life or work life; the individual is facing undue/unreasonable family, company, community, financial, or lifestyle expectations.

•	The individual consistently tries to beat the system, compromise/manipulate processes, and/or exceed his/her authority.

•	The individual has a criminal/questionable/falsified/over-stated background.

•	The individual has a poor credit rating, poor financial status, high debts, financial losses, and/or is avoiding debt collectors.

•	The individual misuses company credit cards or company accounts for personal activities, or abuses his/her own or others’ credit cards or bank accounts.

•

The individual rationalizes/excuses his/her non-compliant behavior as being something to which he/she should be entitled or as being something that should be offset/ignored because of his/her other compliant behavior or by his/her achievements in other areas.

•	The individual has made observable, unexplainable changes to his/her behavior patterns.

•	The individual gambles excessively.

•	The individual abuses alcohol and/or drugs.

•	The individual communicates an excessive obsession for self-enrichment and personal gain.

•	The individual often is careless or reckless with facts and often enlarges/overstates the facts, or he/she makes intentional misrepresentations/fabrications.

•

The individual has been caught cheating on small matters (e.g., if the person can’t be trusted to comply with a $25 requirement on a travel and entertainment reimbursement claim, should he/she be trusted when more is involved or at stake?).

•	The individual has undisclosed conflicts of interest.

•	The individual breaches confidentiality obligations.

•	The individual arranges or is involved in transactions/payments that involve unusual/unexplainable timing, amounts, and/or third parties.

Red Flags of Bribery, Corruption, and other FCPA Violations

•	The transactions involve large sales to government agencies or state-owned enterprises with high unit price and low frequency.

•	There are requests for payments to be made in a country other than the country in which the transaction occurs.

•	Payments to third parties appear to be excessive for the amount of services, type of services, and/or value of services rendered by them.

•

The details of activities, the amount of time to be spent, the deliverables to be provided, the frequency of written reports/updates, and the value-add of intermediaries/agents/representatives are unspecified or are vague under the written contract, or there is no written contract at all.

•

Losing competitive bidders are hired as subcontractors, or third parties who are involved in managing/consulting on the bidding process are later hired as subcontractors or consultants by the winning bidder, or are provided with a referral fee by the winning bidder.

•	One potential supplier is given unexplainable favorable/unbalanced treatment over others during the bid process.

•	A successful bidder or subcontractor lacks experience/credentials/creditworthiness for the opportunity.

•	The country where the transaction takes place has a history of public corruption.

•	There has been a history of, or rumors of, unethical behavior by involved agents or employees.

•

There has been excessive pressure for sales, without corresponding and appropriate ethics messaging and reinforcement that the sales must be achieved and the revenue recognized only if and when done in a totally legal, legitimate, and non-corrupt fashion.

•	There is a history of the people and/or the people’s managers having failed to report and respond to bribery/corruption issues raised by others.

•	There is a lack of transparency to and documentation of all third-party contracts, side agreements, payments, and promises.

•

There is a questionable characterization of charitable or campaign donations, which actually may be for the personal or political benefit of an official or his/her family in exchange for favorable treatment.

•	Refusals by involved people/business partners to certify their compliance with the United States Foreign Corrupt Practices Act (FCPA).

•

Evasive/tangled ownership and control structure of entities involved and their inter-relationships, and evasiveness/non-transparency with respect to answers to questions regarding the true ownership, control, and interrelationships between involved entities.

•	Arrangements, requests, or contracts that have payments made to a party other than the ones named in the contract or the ones that actually provide the products/services at issue.

•	Cash payments are involved.

•	Payments are broken-up into incremental payments, which in aggregate exceed authority levels or enable the avoidance of disclosure, supporting documentation requirements, controls, or scrutiny.

•	Payments to/from individuals or to/from their personal accounts, rather than to/from the companies involved and to/from their company accounts.

•	Lack of documentation and receipts for business entertainment of officials, and lack of full disclosure of who was entertained, who else attended, where, for what, and for how much.

•	Unusually high commissions, referral-fees, marketing fees, or success fees are involved.

•

An official has instructed/requested that a particular agent/subcontractor be used or that a friend or relative be given a job, particularly where the Teradata person who received the request did not immediately disclose such to his/her manager, the Law Department, or the Ethics & Compliance Office.

•

The people involved display an attitude that “we will bend the rules just once,” or that “we don’t need to follow the rules,” or that “we can get around the rules and Policies through unorthodox/misleading arrangements/structures/characterizations.”

•	The involved people ignore the adage that “if it seems too good to be true, then it probably is too good to be true (or legitimate).”

•

There are attempts to excuse conduct on the basis that “everyone else does it,” or “our competitors do it,” or “in-country entities that aren’t controlled by a United States company don’t have to follow these standards, so we shouldn’t have to either.”

•

The transaction involves the providing of trips, vacations, gifts, and/or in-kind (non-cash) things of value to an official or his/her family/friends, and/or the mischaracterizing of the true details and nature of such (e.g., falsely casting personal trips/gifts as business trips/gifts, or having a pretext/incidental business purpose/activity for a trip when it actually is primarily for vacation/entertainment purposes – an exotic vacation destination for a business trip or an unexplainably long stay for a business trip should attract particular scrutiny); having an official’s spouse, partner, or family member attend and/or have their expenses paid for when the trip is characterized as having been primarily for legitimate business purposes.

•	Failure to follow Policies and procedures for approvals of contracts, for screening, due diligence and engagement of or forming relationships with third parties, and/or for procurement activities.

•

Off-the-books pools of money (slush funds) for which detailed records and verifiability of compliant uses do not exist or are not made transparent to the company’s financial controls and audit personnel.

•

The books, records, and contracts within the person’s scope of responsibilities do not fully, fairly, and accurately reflect the true nature, purposes, activities, amounts, dates, and entities involved.

What are some real-world examples that can help me understand how to apply our E&C rules?

QUESTION/SCENARIO: A customer wants an invoice immediately for a delivered Teradata product so that the customer can initiate payment during the current fiscal period. The Teradata account executive for that customer contacts the Teradata Order Management Group to try to get the issuance of the invoice expedited, but is told that the invoice cannot be issued through Teradata systems until later than desired by the customer. Is it okay for the account executive (on his/her own without further communications with and or approval by his/her manager, the Teradata Order Management Group, and the Teradata CFO organization) to create an off-line invoice and provide it to the customer?

ANSWER/GUIDANCE: No. Invoicing controls and process requirements are key financial control points for Teradata. Issuing a non-approved, non-controlled, off-line invoice (even if requested by the customer and even if it is otherwise accurate) constitutes a falsification of records and should not be done. The proper action for the account executive to take is to escalate the issue to his/her manager, Teradata Order Management Group management, and CFO organization management to try to find a compliant, approved solution. The creation and issuance of an unapproved, non-controlled, off-line invoice can result in the customer also receiving the official system-generated invoice later; Teradata being unable to correspond the customer’s payment of the off-line invoice to the official system-generated invoice; double payment of both invoices by the customer; and/or the adequacy and effectiveness of Teradata invoicing systems and controls being questioned. In the real-world circumstances upon which this scenario is based, the account executive was disciplined for having created and provided the unapproved, non-controlled, off-line invoice to the customer.

QUESTION/SCENARIO: A customer-signed certificate of acceptance is needed for revenue recognition. On the last day of the quarter, and without prior discussions with management about such, the Teradata account executive surprisingly comes up with and submits what appears to be a customer-signed certificate of acceptance. The manager would like to have the revenue recognized during the quarter, but, due to the circumstances and timing, he/she is skeptical about the authenticity of the certificate and the signature. What should the manager do?

ANSWER/GUIDANCE: The manager should contact the customer to thank him for his business, and ask if the customer signed a certificate of acceptance and provided it to the account executive. If the customer indicates that he/she did sign and provide the certificate of acceptance, then the issue is resolved. If, however, the customer indicates that he/she did not sign and provide the certificate of acceptance, then the revenue should not be recognized and the manager, along with human resources and/or the Ethics & Compliance Office, should confront the account executive for an explanation. If the account executive admits, or it is found that he/she falsified the certificate of acceptance, and forged the customer’s signature, then strong disciplinary action, likely to be termination of employment, should be taken against the employee. Under the real world circumstances upon which this scenario is based, the manager called the customer and determined that the customer had not signed the certificate of acceptance, the revenue was not recognized at that time, the employee was confronted, the employee admitted that he had forged the document, and the employee’s employment was terminated. The manager was commended for doing the right thing by paying credence to the Red Flag warning sign raised by the unusual timing of the document and the unusual fact that the account executive had not communicated with the manager about getting the certificate of acceptance, for taking steps to verify the authenticity of the document, and taking decisive action when the forgery and falsification of revenue-recognition related documents was discovered.

QUESTION/SCENARIO: An employee turns in what Internal Audit has identified as an unusual non-compliant travel and entertainment reimbursement request, although the violations with respect to that reimbursement request are minor (i.e., are for a small amount) and were caught before reimbursement was made to the employee. The employee contended that this was partly inadvertent error and partly his/her lack of understanding of what is properly reimbursable and non-reimbursable under company Policies. Is it appropriate for the employee’s manager and/or Internal Audit to go back and review the employee’s prior expense reimbursement claims, and/or give special review of the employee’s future reimbursement claims for other violations in view of this one current, minor violation matter?

ANSWER/GUIDANCE: Yes. While minor inadvertent errors and Policy interpretations might occur and be explainable on a one-time basis (and be addressed through a “don’t do it again” type of warning), such is a Red Flag warning sign of potentially more significant, longer-term violations. All employees who submit business expense reimbursement requests, and their managers, are responsible for reading, understanding, and complying with the company’s business, travel, and entertainment expense reimbursement Policies, and, when in doubt, for getting answers/guidance before they submit or approve reimbursement requests. Our expense reimbursement Policies, processes, and requirements are not merely for cost control, but also are key financial control-points for many other aspects of our business, including regarding what can be treated and accounted for by the company as business expenses; what must be treated, accounted for, and reported by the company as earned income to the employee rather than as nontaxable reimbursements of legitimate business expenses; to assure that certain types and amounts of expenses, which violate other company Policies, are not incurred or reimbursed (e.g., impermissible gifts to or entertainment of government officials); and the like. In the real-world circumstances upon which this scenario is based, further review of the employee’s past reimbursement claims revealed that the employee had turned in many reimbursement claims over an extended period of time that included significant amounts of clearly non-reimbursable personal expenses. The employee’s employment was terminated, and remedial action was implemented with the manager to make sure that recurrence with others on his team does not happen again.

QUESTION/SCENARIO: Your uncle owns and runs a business that supplies a certain type of service, and you become aware that Teradata is in the market for that type of service. Can you refer the Teradata people involved in procuring that type of service to your uncle’s business?

ANSWER/GUIDANCE: Yes, but, under our Conflict of Interest Policy, you must disclose your relationship when you make the referral, and you must otherwise remove yourself from the decision-making process regarding the selection of providers for that service, and from negotiating, implementing, or managing that service if it is procured from your uncle’s company, and from being involved in approving payments to your uncle’s company. Disclosure, transparency, and removing yourself from the related decision-making, management, and payment channel are the keys to being compliant under these circumstances.

QUESTION/SCENARIO: An official with a non-U.S. telecommunications company or bank that is partially government-owned (by a non-U.S. governmental entity) tells you that Teradata will get favorable treatment in a pending business opportunity if Teradata will: hire the official’s son; award a subcontract to the official’s brother’s company; provide a charitable donation to a scholarship fund that benefits the official’s niece; and/or cover the expenses for the official’s family to accompany him on an otherwise legitimate business trip. What should you do?

ANSWER/GUIDANCE: You should decline the request, and immediately report it to your manager and the Teradata Law Department, and you and/or your manager should immediately report it to the Teradata Ethics & Compliance Office. The U.S. Foreign Corrupt Practices Act (FCPA) applies with respect to dealings with officials of state-owned enterprises, such as the telecommunications company or bank involved in this scenario. Trading, soliciting, or offering favorable treatment in business dealings with such officials in exchange for personal favors for the official or his/her family, whether in cash, cash equivalents, or in-kind (such as, under this scenario, providing a job, a subcontract, a charitable scholarship, or travel that benefits his family members) is prohibited and must be immediately reported.

Index

Abuse of Market Power, 24

Alcohol in the Workplace, 17

Anonymous Reports, 5, 14, 37

Anti-Boycott Laws, 22

Antitrust, 22-25, 27

Assets, 29

Back-dating, 35

Behavioral Qualities, 8

Books and Records, 20, 34

Bribery, 18

Business Partners, 4-5, 8

Code of Conduct, 12

Code of Conduct Commitments, 12

Company Reputation, 31

Competing Fairly, 22

Competition, 22

Competitors, 22

Compliance with Laws, 18

Computer and Communications Systems, 29

Conflicts of Interest, 25

Confidential Information, 32

Confidentiality of Violation Reports, 5, 14, 37

Consistency, 4, 15, 35

Contacts and Resources, 37

Contributions, 31

Corporate Opportunities, 28

Corruption, 18, 40

Crimes, 14, 18

Criminal Conduct, 14, 18

Customers, 24

Data Privacy, 32, 34

Data Protection, 32, 34

Disciplinary Action, 10, 12-13, 15, 35, 38, 43

Discrimination, 9, 13, 38

Doing Business with Family/Friends, 25, 27

Doing the Right Thing – Always, 6, 7, 36

Drug-Free Workplace, 17

Drugs in the Workplace, 17

Employment Outside of Teradata, 28

Entertainment, 25

Environmental Compliance, 17

Environmental, Health and Safety, 17

Ethical Dilemma, 13, 35

Ethics Guides, 20

Ethics Helpline, 5, 37

Ethics Office/Officer, 5, 37

Ethics Violations, 5, 13, 38

Exceptions, 23, 27, 35

Exports, 21

Fair Competition, 22

Falsification of Documents, 34

Family and Friends, 27

Facilitating Payments, 19

FCPA (Foreign Corrupt Practices Act), 18, 34, 40

Foreign Corrupt Practices Act (FCPA), 18, 34, 40

Forgery, 34

Fraud, 39

Frequently Asked Questions, 3

Gambling, 29

Gathering Business Intelligence, 25

Gifts, 26

Government Contracts, 19

Government Officials, 19

Government-Owned Enterprises, 19

Government-Related Dealings, 18

Grease Payments, 18

Guidance for Ethics Issues/Questions, 13

Guides, 20

Handling Conflicts of Interest, 28

Handling Ethics Violation Reports and Questions, 15

Harassment, 16, 38

Health, 16-17

Immigration, 21

Imports, 21

Industry Associations, 23

Insider Trading/Information, 30

Investigations, 15, 30, 35

Investments, 28

Kickbacks, 18

Legal Holds, 35

Managers, 13

Misconduct, 17

Non-Discrimination, 16, 38

Non-Harassment, 16, 38

1209 > Page 47 of 47

Index

Non-Retaliation, 16

Outside Employment, 28

Personal Use of Company Assets/Systems, 29

Policies, 35

Political Activities, 31

Political Contributions, 31

Pornography, 9, 29

Privacy, 30, 32

Prostitution, 29

Protecting Assets, 29

Protecting Data, 34

Protecting Information, 32, 34

Questions, 37

Questions and Answers, 42

Raising Violations, Concerns, and Questions, 37

Reciprocal Arrangements, 24

Reciprocity, 24

Record Keeping, 20, 34

Records, 20, 34

Records Retention, 35

Red Flags, 38

Red Flags of Bribery, 40

Red Flags of Corruption, 40

Red Flags of Discrimination, 38

Red Flags of FCPA Violations, 40

Red Flags of Fraud, 39

Red Flags of Harassment, 38

Reporting Violations/Concerns, 13

Resources for E&C Reports/Assistance, 37

Respecting Others, 9, 33

Retaliation, 9, 16

Retribution, 16

Safety, 17

Scenarios, 42

Sexually-Oriented Communications/Conduct, 38

State-Owned-Enterprises, 19, 40, 45

Teradata Ethics Helpline, 5, 37

Tipping Others with Inside Information, 31

Third-Party Intellectual Property, 33

Threats of Violence, 9, 17, 29

Tone at the Top, 3, 6, 7, 13

Travel, 17, 19-20, 22, 26-27, 40, 43-45

Values, 3, 8

Violence, 17

Waivers, 35

Workplace Discrimination, 16

Workplace Environmental, Health and Safety, 16-17

Workplace Harassment, 16

Workplace Misconduct, 17

Workplace Use of Alcohol, 17

Workplace Use of Drugs, 17

Workplace Violence, 17

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